Exhibit 99.3

Brenda S. Tudor
Vice President-Finance
and Chief Financial Officer

(828) 669-2941 (Ext. 223)

Ingles Markets, Incorporated CEO and CFO File Sworn Statements Certifying the Accuracy of Ingles’ SEC Reports

ASHEVILLE, August 13, 2002 — Ingles Markets, Incorporated (Nasdaq:IMKTA) announced today that its Chairman and Chief Executive Officer, Robert P. Ingle, and its Vice President-Finance and Chief Financial Officer, Brenda S. Tudor, have each signed sworn statements and filed such statements with the United States Securities and Exchange Commission (“SEC”), pursuant to Commission Order No. 4-460, in the form prescribed by the SEC and without qualification.

These statements, under oath, serve to verify that, to the best of their knowledge, the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other filings with the SEC subsequent to the filing of the 10-K, do not contain untrue statements of a material fact as of the ends of the periods covered by such reports, nor do such statements omit to state any material facts necessary to make the statements in the covered reports, in light of the circumstances under which they were made, not misleading. The statements have been reviewed with the Company’s audit committee, comprised solely of independent directors.

Ingles is one of 947 large public companies required by the SEC to file sworn statements of the CEO and CFO, affirming, to the best of their knowledge, the accuracy of these filings with the Commission. Copies of each of these companies’ statements will be available for review on the Web site maintained by the SEC. In addition, Ingles’ statements are available for viewing on its Web site at www.ingles-markets.com.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 201 supermarkets. In conjunction with its supermarket operations, the Company also operates 77 neighborhood shopping centers, all but 14 of which contain an Ingles supermarket. The Company’s Class A Common Stock is traded on The Nasdaq Stock Market’s National Market under the symbol IMKTA.

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